EXHIBIT 23.1

                    [LETTERHEAD OF HJ & ASSOCIATES, L.L.C.]


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Motorsports Emporium, Inc.
7525 East Williams Drive
Scottsdale, Arizona 85255

We hereby consent to the incorporation by reference in this Registration Statement of Motorsports Emporium, Inc. on Form S-8, of our report dated March 7, 2006, (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern), included in the Annual Report on Form 10-KSB of Motorsports Emporium, Inc. for the years ended December 31, 2005 and 2004, and to all references to our firm included in this Registration Statement.


/s/ HJ & Associates, LLC
--------------------------------
HJ & Associates, LLC
Salt Lake City, Utah
March 19, 2007